NEWS RELEASE

R&B, INC.


                                                 Corporate Headquarters:
                                                 R&B, Inc.
                                                 3400 East Walnut Street
                                                 Colmar, Pennsylvania 18915
                                                 Fax: (215) 997-8577
For Further Information Contact:                 Visit our Home Page:
      Mathias J. Barton, CFO                     www.rbinc.com
      (215) 997-1800 x 5132
      E-mail: MBarton@rbinc.com
********************************************************************************
R&B, Inc. Reports Sales and Earnings for the Second Quarter Ended June 28, 2003

        Colmar, Pennsylvania (July 25, 2003) -- R&B, Inc., (NASDAQ:RBIN) today announced financial results for the second quarter ended June 28, 2003. For the second quarter ended June 28, 2003, sales increased 5% to $58.1 million from $55.5 million in the same period last year. Diluted earnings per share in the second quarter of 2003 were $0.39 compared to $0.46 in the same period last year, which included an after-tax gain of $0.15 per share on the sale of the Company's specialty fastener business. Net income in the second quarter of 2003 was $3.5 million compared to net income of $4.1 million in the same period last year, which included the above- mentioned after-tax gain of $1.3 million. Excluding the gain for comparison purposes, fully diluted earnings per share increased 26% in the second quarter.

        For the six months ended June 28, 2003, sales increased 2% to $108.3 million from $106.5 million in the same period last year. Diluted earnings per share for the first six months of 2003 were $0.64 compared to $0.70 in the same period last year, which included the after-tax gain of $0.15 per share. Net income for the first six months of 2003 was $5.8 million compared to net income of $6.3 million in the same period last year, which included the above-mentioned after-tax gain of $1.3 million. Excluding the gain for comparison purposes, fully diluted earnings per share increased 16% for the first six months of 2003.

        Sales volume in 2003 increased as a result of shipments to a new customer for the Com pany's Allparts brake business, but this growth was partially offset by lower levels of new product introductions and line updates earlier in the year. The favorable effects of foreign currency exchange resulted in a 2% year over year increase in sales, however this benefit was offset by the elimination of $2.1 million in revenues from the specialty fastener business sold in May 2002.

        Net debt (total debt less cash and short-term investments) increased $0.2 million in the quarter to $36.4 million. The slightly higher net borrowing level was due to an increase in accounts receivable as a result of higher sales in the second quarter. Inventory levels during the quarter were flat, but have increased $5.0 million since year end due to inventory builds for customer programs scheduled to ship in the third quarter and higher safety stock levels given recent world events. Inventories are expected to decline in the second half of the year as safety stocks are reduced and customer programs ship.

        Mr. Richard Berman, Chairman, President and Chief Executive Officer said, "We are pleased to be able to report solid results despite the challenging economic climate. Second quarter sales benefitted from seasonally higher order levels and an increased level of line updates and new product introductions. We believe that these new product introductions as well as the releases we have slated for the rest of this year will continue to drive future sales growth. We remain committed to our strategy of accelerating opportunities for our customers and our businesses through continued investment in new product development, initiatives designed to create and grow aftermarket demand for new and existing products, and supply chain excellence to ensure that the right parts are available at the right time."

        R&B, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware and brake products to the automotive aftermarket and household hardware to the general merchandise markets. R&B's products are marketed under more than thirty proprietary brand names, through its Motormite, Dorman, Allparts, Scan-Tech, MPI and Pik-A-Nut businesses.

        Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's Annual Report on Form 10-K under "Business - Risk Factors."


                                        R&B, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                    (in thousands, except per-share amounts)

                                    13 Weeks        13 Weeks
Second Quarter (unaudited)       6/28/03  Pct.  6/29/02     Pct.
Net sales                       $58,068  100.0  $55,455    100.0
Cost of goods sold               36,885   63.5   35,106     63.3
Gross profit                     21,183   36.5   20,349     36.7
Selling, general and
 administrative expenses         14,811   25.5   14,949     27.0
Other income (1)                    -       -    (2,143)    (3.9)
Income from operations            6,372   11.0    7,543     13.6
Interest expense, net               884    1.5    1,111      2.0
Income before income taxes        5,488    9.5    6,432     11.6
Provision for income taxes        1,963    3.4    2,317      4.2
Net income                      $ 3,525    6.1  $ 4,115      7.4
Earnings per share
     Basic                      $  0.41    -    $  0.48       -
     Diluted                    $  0.39    -    $  0.46       -
Average shares outstanding
     Basic                        8,627    -      8,485       -
     Diluted                      9,033    -      8,939       -


                                   26 Weeks        26 Weeks
Second Quarter (unaudited)      6/28/03  Pct.   6/29/02     Pct.
Net sales                      $108,340  100.0 $106,535    100.0
Cost of goods sold               68,559   63.3   67,780     63.6
Gross profit                     39,781   36.7   38,755     36.4
Selling, general and
 administrative expenses         29,071   26.8   29,034     27.3
Other income (1)                    -       -    (2,143)    (2.0)
Income from operations           10,710    9.9   11,864     11.1
Interest expense, net             1,775    1.7    2,136      2.0

Income before income taxes        8,935    8.2    9,728      9.1
Provision for income taxes        3,185    2.9    3,466      3.2
Net income                      $ 5,750    5.3  $ 6,262      5.9
Earnings per share
     Basic                      $  0.67    -    $  0.74       -
     Diluted                    $  0.64    -    $  0.70       -
Average shares outstanding
     Basic                        8,564    -      8,479       -
     Diluted                      8,996    -      8,917       -

(1) In the second quarter of 2002, the Company sold its specialty fastener business, resulting in a pre-tax gain of $2.1 million, which is reported as other income. The gain after-tax was $1.3 million, or $0.15 per fully diluted share.


                            R&B, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                 (in thousands)

                                6/28/03 12/28/02
Assets:                         (Unaudited)
Cash and short term investments  $ 16,506            $ 19,171
Accounts receivable                53,682              48,769
Inventories                        52,237              47,217
Prepaid expenses and other          9,608               9,046
Total current assets              132,033             124,203
Property & equipment               16,486              16,591
Goodwill                           28,850              28,607
Other assets                          873                 727
Total assets                     $178,242            $170,128

Liability & Shareholders' Equity:
Current portion of long-term debt$  9,144            $  9,291
Accounts payable                   12,607              11,813
Accrued expenses and other         11,882              11,759
Total current liabilities          33,633              32,863
Long-term debt                     43,785              44,218
Deferred income taxes               4,127               3,475
Shareholders' equity               96,697              89,572
Total Liabilities and Equity     $178,242            $170,128


Selected Cash Flow Information:
(in thousands)                     13 Weeks                26 Weeks
                                   --------                --------
                             6/28/03     6/29/02    6/28/03    6/29/02
Depreciation and
amortization                $ 1,227      $1,569    $  2,419   $ 3,155
Capital Expenditures        $ 1,418      $  636    $  2,303   $ 1,122

Reconciliation of Non-GAAP Measures (Unaudited): In the second quarter of fiscal 2002, R&B, Inc. sold its specialty fastener business, resulting in an after-tax gain of $1.3 million. The gain from the sale has been excluded from comparisons to net income and earnings per share to enhance comparability due to the size and infrequent nature of this gain.

(In thousands)
                               13 Weeks          13 Weeks       Pct.
                                6/28/03          06/29/02     Change
Fully diluted earnings
  per share (as reported)        $0.39            $0.46      -15%
Less: gain on sale, net of tax      -             (0.15)
                                 -----            -----       ---
Net Income (as adjusted)         $0.39            $0.31       26%
                                 =====            =====       ===

                               26 Weeks          26 Weeks      Pct.
                                6/28/03          06/29/02    Change
Fully diluted earnings
  per share (as reported)         $0.64           $0.70       -9%
Less: gain on sale, net of tax       -            (0.15)
                                  -----           -----       ---
Net Income (as adjusted)          $0.64           $0.55       16%
                                  =====           =====       ===